Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	August 5, 2026
Contact:	Timothy J. Mulvaney
Vice President, Treasurer and CFO
Telephone:	(540) 777-3997

RGC RESOURCES, INC. REPORTS

THIRD QUARTER EARNINGS

ROANOKE, Va.  (August 5, 2026)--RGC Resources, Inc. (Nasdaq:  RGCO) announced consolidated earnings of $559,000, or $0.05 per diluted share, for the third quarter ended June 30, 2026, compared to $538,000, or $0.05 per diluted share, for the third quarter ended June 30, 2025.  Operating margin for the third quarter was $757,000 higher than the equivalent period a year earlier aided by higher non-gas base rates that became effective January 1, 2026. Operating expenses were higher by a similar amount resulting in a nominal decline in operating earnings.

CEO Paul Nester stated, “This year’s third quarter included improved margins from higher base rates and SAVE investment, as well as continued residential growth, offset by persistent inflation and the effect of an industrial customer ceasing operations.  Delivered firm volumes were steady to the prior year, and interruptible volumes to industrial customers increased, albeit at lower-tiered margins.”

The Company’s net income of $14.2 million, or $1.37 per diluted share, in the first nine months of fiscal 2026 was up 5.2% from $13.5 million, or $1.31 per diluted share, a year earlier due to stronger operating margins and lower interest expense, particularly early in the year.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding inflation, customer growth, ratemaking, infrastructure investment and margins. These risks and uncertainties include gas prices and supply, geopolitical considerations, expectations regarding the MVP and the Company’s rate application along with risks included under Item 1-A in the Company’s fiscal 2025 Form 10-K updated by the Company’s March 31, 2026 Form 10-Q.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the third quarter and fiscal year to date are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025

Operating revenues	$17,105,393	$17,264,615	$92,822,870	$81,016,198
Operating expenses	15,933,124	16,068,055	73,816,314	62,091,675
Operating income	1,172,269	1,196,560	19,006,556	18,924,523
Equity in earnings of unconsolidated affiliates	764,178	772,082	2,495,239	2,427,470
Other income, net	328,966	244,000	1,526,376	1,180,969
Interest expense	1,551,750	1,512,754	4,808,738	4,922,959
Income before income taxes	713,663	699,888	18,219,433	17,610,003
Income tax expense	154,763	161,476	4,033,178	4,125,694

Net income	$558,900	$538,412	$14,186,255	$13,484,309

Net earnings per share of common stock:
Basic	$0.05	$0.05	$1.39	$1.31
Diluted	$0.05	$0.05	$1.37	$1.31

Cash dividends per common share	$0.2175	$0.2075	$0.6525	$0.6225

Weighted average number of common shares outstanding:
Basic	10,276,190	10,319,232	10,210,450	10,294,227
Diluted	10,418,876	10,324,165	10,392,293	10,298,688

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,
Assets	2026	2025
Current assets	$22,006,819	$21,595,712
Utility property, net	282,505,823	270,538,465
Other non-current assets	35,146,489	32,623,816

Total Assets	$339,659,131	$324,757,993

Liabilities and Stockholders’ Equity
Current liabilities	$23,406,692	$20,695,773
Long-term debt, net	145,607,087	139,743,390
Deferred credits and other non-current liabilities	47,771,173	48,057,512
Total Liabilities	216,784,952	208,496,675
Stockholders’ Equity	122,874,179	116,261,318

Total Liabilities and Stockholders’ Equity	$339,659,131	$324,757,993